SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. )

Filed by the registrant                       [X]
Filed by a party other than the registrant    [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-12

                        HELIX TECHNOLOGY CORPORATION
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              (Name of Registrant as Specified in Its Charter)

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   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
11.

(1)   Title of each class of securities to which transaction applies:

      ---------------------------------------------------------------------
(2)   Aggregate number of securities to which transaction applies:

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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      ---------------------------------------------------------------------
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[ ]   Fee paid previously with preliminary materials.
[ ]   Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

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(2)   Form, schedule or registration statement no.:

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(4)   Date filed:

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


                        HELIX TECHNOLOGY CORPORATION
                         Mansfield Corporate Center
                            Nine Hampshire Street
                          Mansfield, MA 02048-9171
                Telephone (508) 337-5500 - Fax (508) 337-5175

                            ____________________

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
           TO BE HELD ON WEDNESDAY, APRIL 28, 2004, AT 11:00 A.M.
                            ____________________


To the Stockholders of Helix Technology Corporation:


      Notice is hereby given that the 2004 Annual Meeting of Stockholders of Helix Technology Corporation will be held on Wednesday, April 28, 2004, at 11:00 a.m. at The Down Town Club, 225 Franklin Street, Boston,
Massachusetts, for the following purposes:

      1.    To elect a Board of Directors;

      2. To approve amendments to the 1996 Equity Incentive Plan as described in the proxy statement for the meeting; and

      3. To transact such other business as may properly come before the meeting.

      Only stockholders of record at the close of business on March 8, 2004, are entitled to notice of and to vote at the meeting.

                                       By Order of the Board of Directors


                                       Beverly L. Couturier
                                       Corporate Secretary


Mansfield, Massachusetts
March 23, 2004


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IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. ALTERNATIVELY, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.
---------------------------------------------------------------------------

                              TABLE OF CONTENTS
                              -----------------

                                                                   Page No.
                                                                   --------

PROXY STATEMENT                                                           1
GENERAL INFORMATION                                                       1
  Record Date, Voting Rights and Outstanding Shares                       1
SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT               3
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE                   4
PROPOSAL 1 ELECTION OF DIRECTORS                                          5
CORPORATE GOVERNANCE                                                      7
  Board of Directors' Meetings and Committees                             7
  Director Candidates                                                     7
  Communications from Stockholders                                        8
  Audit Committee Report                                                  8
INDEPENDENT AUDITORS                                                      9
  Independent Auditors Fees and Services                                  9
  Audit Committee's Pre-approval Policy and Procedures                    9
COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS     10
  Director Compensation                                                  10
  Executive Compensation                                                 11
  Compensation Committee Interlocks and Insider Participation            12
  Certain Relationships and Related Transactions                         12
  Compensation Committee Report                                          12
  Employment Agreements                                                  13
  Retirement Program                                                     15
  Pension Plan                                                           15
STOCKHOLDER RETURN PERFORMANCE PRESENTATION                              16
PROPOSAL 2 APPROVAL OF AMENDMENTS TO EQUITY INCENTIVE PLAN               17
  The Current Plans                                                      17
  Summary of Proposed Changes                                            17
  Reasons for the Changes                                                18
  Description of Awards                                                  19
  Shares Available for Issuance under the Plan                           19
  Amendment and Term of Plan                                             20
  U.S. Federal Income Tax Consequences Relating to Awards                20
  Option Grants and Outstanding Options                                  21
  Outstanding Options                                                    22
  Vote Required                                                          22
ADDITIONAL INFORMATION                                                   23
  Other Matters                                                          23
  Stockholder Proposals                                                  23
  Expenses Of Solicitation                                               23
  Householding of Annual Meeting Materials                               23

                        HELIX TECHNOLOGY CORPORATION
                         Mansfield Corporate Center
                            Nine Hampshire Street
                          Mansfield, MA 02048-9171
                Telephone (508) 337-5500 - Fax (508) 337-5175

                             ___________________

                               PROXY STATEMENT
                 FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS
                             ___________________

                             GENERAL INFORMATION

      This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2004 Annual Meeting of Stockholders to be held at The Down Town Club, 225 Franklin Street, Boston, Massachusetts, on Wednesday, April 28, 2004, at 11:00 a.m., and at any adjournments thereof. The matters to be considered and acted upon at the meeting are set forth in the attached Notice of Annual Meeting.

Record Date, Voting Rights and Outstanding Shares

      The Board of Directors has fixed March 8, 2004, as the record date for determining holders of our common stock who are entitled to vote at the Annual Meeting. As of that date there were 26,107,981 shares of common stock, $1.00 par value per share, outstanding and entitled to vote at the meeting. Each of these shares of common stock is entitled to one vote on each of the matters listed in the Notice of Annual Meeting. A majority of the outstanding shares of common stock entitled to vote and present in person or by proxy will constitute a quorum at the meeting. Votes withheld, abstentions, and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

You may vote by mail, over the Internet, by telephone or in person at the Annual Meeting. To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. Instructions for voting over the Internet or by telephone can be found on your proxy card. If you vote by Internet or telephone, you should not return your proxy card. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares. When the proxy card of a stockholder is duly executed and returned, the shares represented thereby will be voted in accordance with the voting instructions given on the proxy by the stockholder. If no such voting instructions are given on a proxy card with respect to one or more proposals, the shares represented by that proxy card will be voted, with respect to the election of directors, for the nominees named herein, and with respect to other proposals, in accordance with the recommendations of the Board. Stockholders may revoke their proxies at any time prior to any vote at the meeting. If you are the stockholder of record, you may change your vote and revoke your proxy by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to Beverly L. Couturier, Corporate Secretary, prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting alone will not cause your previously granted proxy to be revoked, unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

      A plurality of the votes cast by stockholders entitled to vote at the meeting is required for the election of directors. Abstentions and broker non-votes will not be treated as votes cast for this purpose and will not affect the outcome of the election.

      The affirmative vote by the holders of a majority of the securities present in person or by proxy and entitled to vote at the meeting is required to approve the amendments to the 1996 Equity Incentive Plan, as amended and restated (the "Equity Incentive Plan"). Broker non-votes will not be counted as present and entitled to vote for this purpose, and therefore will have no effect. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

      This proxy statement, the Notice of Annual Meeting, and the form of proxy will be first sent to stockholders on or about March 23, 2004.

         SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth certain information with respect to beneficial ownership of shares of our common stock as of March 8, 2004, (unless otherwise indicated in the footnotes to this table), (i) by each person (including any partnership, syndicate, or other group) known to management to be the beneficial owner of more than five percent of the outstanding shares of common stock, (ii) by each of our directors and nominees for director, (iii) by each of the Named Executive Officers, and
(iv) by all of our executive officers and directors as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.


                                                                Shares Beneficially Owned
                                                              -----------------------------
                                                                                 Percent of
      Beneficial Owner(1)                                          Number           Class
      -------------------------------------------------------------------------------------

      5% Stockholders:

      DePrince, Race & Zollo
      201 South Orange Avenue
      Orlando, FL 32801                                       2,187,151(2)          8.4%

      Capital Group International, Inc.
      11100 Santa Monica Boulevard
      Los Angeles, CA 90025-3384                              1,318,880(3)          5.1%

      State Street Research & Management Co.
      One Financial Center, 31st Floor
      Boston, MA 02111-2690                                   1,317,366(4)          5.1%

      Non-Employee Directors and Nominees:
      Gideon Argov                                                4,000(5)          **

      Frank Gabron                                               42,800(5)          **

      Robert H. Hayes                                            14,000(5)          **

      Marvin G. Schorr                                          106,800(5)          **

      Alfred Woollacott, III                                      2,000(5)          **

      Mark S. Wrighton                                           14,400(5)          **

      Named Executive Officers:

      Robert J. Lepofsky
       President, Chief Executive Officer and Director          397,814(5)(6)       1.5%

      James Gentilcore
       Executive Vice President, Chief Operating Officer         21,212(5)          **

      Jay Zager
       Senior Vice President, Chief Financial Officer            29,858(5)          **

      Robert E. Anastasi
       Executive Vice President                                 106,814(5)          **

      Mark E. Jalbert
       Senior Vice President                                     22,868(5)          **

      All Directors and Executive Officers as a Group (11)      762,566(5)(6)       2.9%

--------------------
**    Less than 1 percent of shares outstanding.




<F1>  Unless otherwise indicated, the address of each beneficial owner is
      c/o Helix Technology Corporation, Mansfield Corporate Center, Nine Hampshire Street, Mansfield, MA 02048-9171.
<F2>  As of December 31, 2003, based on a Schedule 13G filed by DePrince,
      Race & Zollo, Inc. ("DRZ") with the Securities and Exchange Commission (the "SEC") on February 4, 2004, which indicates that DRZ has sole dispositive and sole voting power with respect to all of these shares.
<F3>  As of December 31, 2003, based on a Schedule 13G/A filed by Capital
      Group International, Inc. ("CGII") with the SEC on February 13, 2004, which indicates that CGII has sole dispositive power with respect to all of the shares and sole voting power as to 913,400 of the shares. CGII is the parent holding company of a group of investment companies that hold investment power and, in some cases, voting power over securities held by it.
<F4>  As of December 31, 2003, based on a Schedule 13G filed by State
      Street Research & Management Company ("State Street") with the SEC on February 17, 2004, which indicates that State Street has sole dispositive and sole voting power with respect to all of these shares.
<F5>  Includes shares that each named individual has the right to acquire within 60 days from March 8, 2004, through the exercise of options. The amounts listed include shares under such options as follows: Mr. Argov, 4,000; Mr. Gabron 4,000; Dr. Hayes, 8,000; Dr. Schorr, 4,000;
      Mr. Woollacott, 2,000; Dr. Wrighton 4,000; Mr. Lepofsky, 105,000; Mr. Zager, 28,750; Mr. Anastasi, 105,000; Mr. Gentilcore, 20,500; Mr. Jalbert, 17,625 and all directors and executive officers as a group, 302,875. Also includes 1,748 shares for Mr. Lepofsky; 607 shares for Mr. Gentilcore; 1,108 shares for Mr. Zager; 1,814 shares for Mr. Anastasi; and 1,604 shares for Mr. Jalbert held in our 401(k) retirement savings plan.
<F6>  Includes 40,000 shares held in a trust fund, with respect to which shares Mr. Lepofsky disclaims beneficial ownership.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10 percent of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our securities. Executive officers, directors, and greater-than-10-percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

      To our knowledge, based solely on review of the copies of such reports furnished to us and other information furnished to us, all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10-percent beneficial owners were complied with.

                                 PROPOSAL 1

                            ELECTION OF DIRECTORS

      In accordance with Section 2 of Article II of the By-Laws, the Board has fixed the number of directors to constitute the full Board for the ensuing year at seven. Pursuant to the recommendation of the Nominating and Governance Committee, the Board has nominated Gideon Argov, Frank Gabron, Robert H. Hayes, Robert J. Lepofsky, Marvin G. Schorr, Alfred Woollacott, III, and Mark S. Wrighton. Each of the nominees is currently one of our directors and each nominee has consented to be nominated and to serve if elected. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee. In the event that a vacancy occurs during the year, the Board may fill such vacancy for the remainder of the full term.

      The Board has determined that all of our directors except Mr. Lepofsky, our President and Chief Executive Officer, are "independent directors" as defined in the Nasdaq Stock Market listing standards.

      The Board of Directors recommends that stockholders vote FOR the election of Messrs. Argov, Gabron, Lepofsky and Woollacott, and Drs. Hayes, Schorr, and Wrighton to the Board of Directors.


                                                                                      Director
      Name of Nominee           Age    Principal Occupation                            Since
      ----------------------------------------------------------------------------------------

      Gideon Argov              48     Special Limited Partner, Parthenon Capital       2002
      Frank Gabron              73     Retired, formerly our Chief Executive Officer    1980
      Robert H. Hayes           67     Professor Emeritus, Harvard Business School      1998
      Robert J. Lepofsky*       59     President and Chief Executive Officer            1987
      Marvin G. Schorr*         79     Chairman of our Board of Directors and           1982
                                       Chairman of the Board of Tech/Ops Sevcon, Inc.
      Alfred Woollacott, III    57     Retired Audit Partner, KPMG                      2003
      Mark S. Wrighton*         54     Chancellor, Washington University, St. Louis     1990
      ----------------------------------------------------------------------------------------

*   Member of the Executive Committee

      Mr. Argov has been a Special Limited Partner at Parthenon Capital, a Boston-based private equity partnership, since 2001. He served as Chairman, Chief Executive Officer and President of Kollmorgen Corporation from 1991 to 2000. From 1988 to 1991 he served as Chief Executive Officer of High Voltage Engineering Corporation. Prior to 1988, he led engagement teams in consulting at Bain and Company. He is a director of Fundtech Corporation and TransTechnology Corporation.

      Mr. Gabron served as Chairman of our Board of Directors from January 1981 until his retirement in July 1996. He served as our President from November 1980 to February 1987, and as our Chief Executive Officer from November 1980 until December 1988.

      Dr. Hayes is the Philip Caldwell Professor, Emeritus at Harvard Business School, where he specializes in operations and technology management. Prior to his appointment to the Harvard Faculty in 1966, Dr. Hayes worked for IBM and McKinsey & Company. He is a director of the American Productivity & Quality Center and Applera Corporation.

      Mr. Lepofsky has served as our President since February 1987, and as our Chief Executive Officer since January 1989. Prior to that, he served as our Chief Operating Officer from December 1982 to December 1988, and as a Senior Vice President from December 1982 to February 1987. Prior to December 1982, Mr. Lepofsky served as one of our Vice Presidents for two years. He is a director of Moldflow Corporation.

      Dr. Schorr has served as Chairman of our Board of Directors since August 1996. He served as President and Chief Executive Officer of Tech/Ops, Inc., from 1962 to 1987 and Chairman of the Board of that company from 1981 to 1987. In 1987 Tech/Ops was reorganized into three companies:
Landauer, Inc., Tech/Ops Sevcon, Inc., and Tech/Ops Corporation, of which the former two are publicly owned manufacturers of technology-based products and services, and the latter was a privately owned consulting business that was dissolved in 1999. Dr. Schorr has been Chairman of the Board of Directors of Tech/Ops Sevcon, Inc. since 1987, and was Chairman of the Board of Directors of Landauer, Inc., and Tech/Ops Corporation, Inc., from 1987 to 1999.

      Mr. Woollacott is a certified public accountant and was a partner with the accounting firm of KPMG from 1979 until his retirement in September 2002. During the past five years, he was an engagement partner serving primarily the high technology and healthcare companies in the greater Boston area. He also served as an SEC Reviewing Partner and a Due Diligence Assistance Reviewing Partner.

      Dr. Wrighton has been Chancellor of Washington University in St. Louis since July 1995. He was Provost of Massachusetts Institute of Technology from 1990 until 1995, and held the Ciba-Geigy Chair in Chemistry at MIT. He joined the faculty at MIT in 1972 as Assistant Professor of Chemistry, was appointed Associate Professor in 1976 and Professor in 1977. From 1981 until 1989 he held the Frederick G. Keyes Chair in Chemistry and was Head of the Department of Chemistry from 1987 until 1990. Dr. Wrighton also serves as a director of Ionics, Inc., Cabot Corporation, and A.G. Edwards, Inc.

      There are no family relationships between any director, executive officer, or person nominated or chosen by us to become one of our directors or executive officers.

                            CORPORATE GOVERNANCE

Board of Directors' Meetings and Committees

      In addition to the Executive Committee, the Board of Directors has a Human Resources and Compensation Committee, an Audit Committee, and a Nominating and Governance Committee. Current copies of each committee's charter are posted on the Investors page of our website www.helixtechnology.com. During the fiscal year ended December 31, 2003, our Board of Directors held five meetings, the Human Resources and Compensation Committee held four meetings, the Audit Committee held four meetings, and the Nominating and Governance Committee held one meeting. All directors attended at least 75% of the aggregate of the total number of Board of Directors' meetings and meetings of the committees on which they served. Although we do not have a formal policy, we encourage directors to attend the annual meeting of stockholders. Last year, all of our directors attended the stockholders' meeting.

      Human Resources and Compensation Committee. The Human Resources and Compensation Committee consists of Drs. Hayes, Schorr and Wrighton. The Human Resources and Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors regarding our compensation policies and programs. The Committee also administers our equity compensation plans. Each member of the Human Resources and Compensation Committee is "independent" as defined by the Nasdaq Stock Market listing standards. The Human Resources and Compensation Committee operates under a written charter adopted by the Board of Directors.

      Audit Committee. The Audit Committee consists of Messrs. Argov, Gabron and Woollacott. The functions of the Audit Committee are to directly oversee and evaluate our independent auditors, including setting the fee, scope, and timing of the audit and any other services rendered and resolving any disagreements between our management and our independent auditors regarding financial reporting. The Audit Committee is also responsible for reviewing all of our accounting policies and procedures and reporting systems and for reviewing and discussing with our management and our independent auditors the effectiveness of our internal financial controls. The Committee monitors the independence of the auditors and reviews any proposed related party transactions. The Audit Committee also oversees the financial reporting process, including review of the audited financial statements and based on the reviews and discussions referred to above and in its charter, it recommends to the Board whether the financial statements should be included in our Annual Report on Form 10-K. Each member of the Audit Committee is "independent" as defined by the Nasdaq Stock Market listing standards and Rule 10A-3 under the Exchange Act, and meets the Nasdaq Stock Market listing standards' financial literacy requirements for Audit Committee members. Each of Messrs. Argov, Gabron and Woollacott qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors.

      Nominating and Governance Committee. The Nominating and Governance Committee consists of Mr. Argov and Drs. Hayes and Schorr. The functions of the Nominating and Governance Committee are to consider and recommend nominees for director and members of committees of the Board. Each member of the Nominating and Governance Committee is "independent" as defined by the Nasdaq Stock Market listing standards. The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors.

Director Candidates

      The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to the Board members and others for recommendations, meetings from time to time to evaluate biographical information and background materials relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

      In considering whether to recommend any candidate for inclusion in the Board's slate of recommended director nominees, the Nominating and Governance Committee will apply the criteria it deems appropriate, including issues of diversity, experience, skills such as understanding manufacturing, technology, financing and marketing and international background. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

      Stockholders may recommend individuals for the Nominating and Governance Committee to consider as potential director candidates by submitting their names and background to the "Helix Technology Corporation Nominating and Governance Committee" c/o the Corporate Secretary, Helix Technology Corporation, Mansfield Corporate Center, Nine Hampshire Street, Mansfield, Massachusetts 02048-9171. The Nominating and Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Communications from Stockholders

      The Board will give appropriate attention to written communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Governance Committee will, with the assistance of our Corporate Secretary, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate.

      Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

      Stockholders who wish to send communications on any topic to the Board should address such communications to the Chairman of the Nominating and Governance Committee, c/o the Corporate Secretary, Helix Technology Corporation, Mansfield Corporate Center, Nine Hampshire Street, Mansfield, Massachusetts 02048-9171.

Audit Committee Report

      In the course of its oversight of Helix's financial reporting process, including reviewing the audited financial statements, the systems of internal controls established by Helix's management and the full Board, and the overall audit process, the Audit Committee of the Board of Directors has (i) reviewed and discussed with management our audited financial statements for the year ended December 31, 2003, (ii) discussed with PricewaterhouseCoopers LLP, Helix's independent accountants, the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees, (iii) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, (iv) discussed with the auditors their independence, and (v) considered whether the provision of the nonaudit services described below under the captions "Audit-Related Fees" and "Tax Fees" by the auditors is compatible with maintaining their independence.

      Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Helix's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

      By the Audit Committee,

      Frank Gabron (Chair)
      Gideon Argov
      Alfred Woollacott III

                            INDEPENDENT AUDITORS

      The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as Helix's independent public accountants for fiscal year 2004. PricewaterhouseCoopers LLP examined Helix's financial statements for fiscal year 2003. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to respond to questions and will have the opportunity to make a statement if they desire.

Independent Auditors Fees and Services

      Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2003 and 2002, were:


                             2003        2002
                           --------    --------

      Audit                $349,625    $380,182

      Audit-Related          31,650      41,865

      Tax                   263,004     122,222

      All Other                   -           -
                           --------    --------

      Total Fees           $644,279    $544,269
                           ========    ========

      Audit Fees for the years ended December 31, 2003 and 2002, respectively, were for professional services rendered for the audits of our consolidated financial statements and statutory and subsidiary audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

      Audit-Related Fees as of the years ended December 31, 2003 and 2002, respectively, were for assurance and related services related to employee benefit plan audits and due diligence related to mergers and acquisitions.

      Tax Fees as of the years ended December 31, 2003 and 2002, respectively, were for services related to tax compliance, including the preparation of tax returns and claims for refund; and tax planning and tax advice, including assistance with and representation in tax audits and appeals, tax services for employee benefit plans, and requests for rulings or technical advice from tax authorities.

Audit Committee's Pre-approval Policy and Procedures

      During fiscal year 2003, the Audit Committee of our Board of Directors adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee's pre-approval policies and procedures. The pre-approval policy describes audit, audit-related, tax and all other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is approximately 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. At each regularly scheduled meeting of the Audit Committee, management or the independent auditors must report to the Audit Committee any change in service provided to Helix. The Audit Committee will revise the list of general pre-approved services from time to time, based on subsequent determinations. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Pre-approved fee levels for all services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at its next scheduled meeting.

      During fiscal year 2003, no services were provided to us by PricewaterhouseCoopers LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.


                COMPENSATION AND OTHER INFORMATION CONCERNING
                           DIRECTORS AND OFFICERS

Director Compensation

      During 2003, each non-employee director received an annual retainer fee of $25,000 ($26,000 for committee chairs), payable in four equal quarterly installments. A director who is also our full-time employee receives no additional compensation for services as a director.

      In addition, we have a stock option plan, the Amended and Restated Stock Option Plan for Non-Employee Directors (the "Directors' Plan") covering our non-employee directors. Under the terms of the Directors' Plan, for each year of service on our Board, each non-employee director is granted an option to purchase 2,000 shares of our common stock at a purchase price equal to fair market value on the date of grant, which option vests on the one-year anniversary of the date of grant. The options expire on the earlier of one year after the non-employee director ceases to serve on our Board, or the option's expiration date. Under the proposed amendments to the Equity Incentive Plan, our non-employee directors would be eligible to participate in the Equity Incentive Plan and we would no longer grant options under the Directors' Plan. Options granted previously to directors under the Directors' Plan would not be affected by the proposed amendments.

      We adopted a plan commencing in 2002 which allows the members of the Board of Directors to defer receipt of all or part of their cash fees for services as a director. The deferred fees may be invested in a cash account, a stock equivalent account, or a combination of the two, as elected by the director in his or her deferral election. Interest is credited on the amount deferred in the cash account at the rate of interest applicable to ten-year treasury notes. The amount deferred into the stock equivalent account is converted into hypothetical shares of our common stock. The plan provides for an election to receive the deferred fees in either one lump sum or in installments over a period of up to five years. All distributions are made in cash.

Executive Compensation

      The following table provides certain summary information concerning compensation paid for services in all capacities for the years ended December 31, 2003, 2002, and 2001, to our Chief Executive Officer and each of our four other most highly compensated executive officers (hereinafter referred to as the "Named Executive Officers"):

                         Summary Compensation Table


                                                                           Long-Term
                                              Annual                      Compensation       All Other
                                           Compensation                      Awards         Compensation
                                       -------------------------------------------------------------------
                                                    Other                  Securities
                                                   Annual                  Underlying     401(k)
                                       Salary      Compen-     Bonus     Stock Options    Match     Other
Name and Principal Position    Year      ($)      sation($)     ($)         (Shares)      ($)(1)    ($)(2)
----------------------------------------------------------------------------------------------------------

Robert J. Lepofsky             2003    475,000                 80,000        20,000       14,000    3,998
 President and Chief           2002    475,000                      -                     12,000    3,973
 Executive Officer             2001    475,000                 35,000             -       10,200    4,644

James Gentilcore (3)           2003    300,000    79,508(4)    50,000         7,000       14,000    1,243
 Executive Vice President      2002     22,803                      -        75,000        1,000       71
 Chief Operating Officer
Jay Zager (5)                  2003    240,000                 40,000        15,000       14,000    1,187
 Senior Vice President         2002    230,769                 85,000        50,000       11,799    1,141
 Chief Financial Officer

Robert E. Anastasi             2003    260,000                 45,000        15,000       14,000    2,321
 Executive Vice President      2002    260,000                      -        10,000       12,000    2,365
                               2001    235,000                 25,000        15,000       10,200    2,146

Mark E. Jalbert (6)            2003    190,000                 35,000        15,000       13,400      911
 Senior Vice President         2002    190,000                      -        15,000       12,000      904
----------------------------------------------------------------------------------------------------------

<F1>  Represents matching contributions by us under our 401(k) Plan.
<F2>  Represents premiums paid by us for excess group life insurance.
<F3>  Mr. Gentilcore joined us in December 2002.
<F4>  Represents compensation related to relocation expenses associated with the hiring of Mr. Gentilcore.
<F5>  Mr. Zager joined us in January 2002. The terms of his employment offer included a sign-on bonus of $10,000 and guaranteed a minimum bonus payment of $75,000 for fiscal year 2002.
<F6>  Mr. Jalbert was elected Senior Vice President and designated as an executive officer in December 2002.

                   Stock Option Grants in Last Fiscal Year

      The following table provides information concerning the grant of stock options (also reported in the Summary Compensation Table) under the Equity Incentive Plan during the year ended December 31, 2003, to the Named Executive Officers.


                                         Individual Grants
                      -------------------------------------------------------
                                                                                  Potential Realizable Value
                      Number of     Percentage of                                 at Assumed Annual Rate of
                      Securities    Total Options                                Stock Price Appreciation for
                      Underlying     Granted to       Exercise                         Option Term (1)
                       Options      Employees in     Price (Per    Expiration    ----------------------------
       Name           Granted(2)     Fiscal Year       Share)         Date             5%           10%
------------------    ----------    -------------    ----------    ----------          --           ---

Robert J. Lepofsky      20,000          14.8%          $8.595      04/16/2013       $108,107      $273,964
James Gentilcore         7,000           5.2%          $8.595      04/16/2013       $ 37,837      $ 95,888
Jay Zager               15,000          11.1%          $8.595      04/16/2013       $ 81,080      $205,473
Robert E. Anastasi      15,000          11.1%          $8.595      04/16/2013       $ 81,080      $205,473
Mark E. Jalbert         15,000          11.1%          $8.595      04/16/2013       $ 81,080      $205,473
-------------------------------------------------------------------------------------------------------------

<F1>  The potential realizable value is calculated based on the term of option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission. The actual value, if any, that an executive may realize upon option exercises will depend on the excess, if any, of the price at which the underlying stock is eventually sold over the exercise price on the date the option is exercised. Accordingly, there is no assurance the value realized by an executive would be at or near the values calculated by using these assumed appreciation rates.
<F2>  These options become exercisable in four equal annual installments beginning one year from the date of grant, which was April 16, 2003.

            Aggregated Stock Option Exercises in Last Fiscal Year
                   And Fiscal Year-End Stock Option Values

      The following table provides information with respect to the Named Executive Officers concerning the exercise of options during our 2003 fiscal year and the value of unexercised options held at December 31, 2003.


                                                    Number of Securities Underlying    Value of Unexercised In the
                                                      Unexercised Options Held at            Money Options at
                                                           December 31, 2003              December 31, 2003 (2)
                                                    -------------------------------    ----------------------------
                        Shares
                       Acquired         Value
Name                  on Exercise    Realized(1)    Exercisable       Unexercisable    Exercisable    Unexercisable
------------------    -----------    -----------    -----------       -------------    -----------    -------------

Robert J. Lepofsky        -              -            75,000             120,000         $      -       $242,200
James Gentilcore          -              -            18,750              63,250          177,563        617,458
Jay Zager                 -              -            12,500              52,500            7,563        204,338
Robert E. Anastasi        -              -            92,500              32,500          150,563        186,188
Mark E. Jalbert           -              -             9,250              28,000            2,269        188,456
-------------------------------------------------------------------------------------------------------------------

<F1   "Value Realized" represents the difference between the exercise price and the market price of the option shares on the date the option is exercised. The value realized is determined without considering any taxes that may have been owed.
<F2>  Based on the mean between the high and low sale prices for our common stock as reported by the Nasdaq Stock Market on December 31, 2003, ($20.705), less the price to be paid upon exercise.

Compensation Committee Interlocks and Insider Participation

      During 2003 non-employee directors Dr. Robert H. Hayes, Dr. Marvin G. Schorr, and Dr. Mark S. Wrighton served as members of the Human Resources and Compensation Committee. None of the Human Resources and Compensation Committee members or Named Executive Officers has any relationships that must be disclosed under this caption.

Certain Relationships and Related Transactions

      During 2003 we did not have any relationships or transactions to report under the applicable rules of the Securities and Exchange
Commission.

Compensation Committee Report

      The Human Resources and Compensation Committee of the Board of Directors is composed of three independent, non-employee directors. The Committee regularly reviews and approves essentially all of Helix's compensation and benefit programs and also reviews and determines the actual compensation of the Named Executive Officers, as well as all stock option grants to all employees. All compensation actions taken by the Committee are reported to and approved by the full Board of Directors, excluding employee directors. The Committee also reviews and makes recommendations to the Board on policies and programs for the development of management personnel and management structure and organization. The Committee reviews and administers the 1996 Equity Incentive Plan. The Committee also reviews and administers the 1996 Stock Option Plan for Non-Employee Directors. The Committee reviews from time to time executive compensation reports prepared by independent organizations in order to evaluate the appropriateness of its executive compensation program.

      The Committee uses base salary to compensate the Named Executive Officers for past and ongoing contributions and the performance-based bonus program to provide incentives for enhancing near-term profitability and stockholder value. In addition, it uses stock options to provide incentives for enhancing longer-term growth in profitability, return on equity, and stockholder value. In order to meet these objectives, the Committee has approved employment agreements with each of the Named Executive Officers which set base salaries for the Named Executive Officers, taking into account prior performance and base salaries among competitive peer groups. The Committee also sets target bonus awards comprising about 15 to 35 percent of total target compensation, depending upon the position being reviewed. The Committee reviews Helix's annual performance plan and the individual goals and objectives of each Named Executive Officer for the ensuing year and sets incentive target bonus awards that are directly linked to Helix's short-term financial performance and to the specific annual goals and objectives of each Named Executive Officer. The Committee meets annually to review Helix's performance and the performance of our Chief Executive Officer and each other Named Executive Officer in relation to Helix's performance plan for the year then ended, as well as in relation to the goals set for the Chief Executive Officer and each other Named Executive Officer, and awards bonuses accordingly. The Committee then sets base salaries and target bonus awards for the next year. The Committee has discretion to reward extraordinary accomplishments with special bonuses. In this process, the Committee first meets with the Chief Executive Officer to review Helix's performance and the performance of each of the other Named Executive Officers and then meets in an Executive Session to review the performance of all of the Named Executive Officers, including the Chief Executive Officer.

      The minimum annual salary of the Chief Executive Officer is set pursuant to an employment agreement entered into by the Chief Executive Officer and us. See "Employment Agreements" below. The Committee may increase the minimum annual salary of the Chief Executive Officer from time to time at its discretion based upon Helix's performance and such other factors as the Committee may determine.

      In the case of our Chief Executive Officer, the Committee considered the performance of management and the company in relation to the 2003 performance plan, industry conditions and the performance of peer companies. The Committee noted the increased difficulty of managing the company during times of general slowdown in the semiconductor capital equipment industry and that despite such a slowdown in the industry the company had been managed well and was well positioned to take advantage of future opportunities in the industry. It determined to award the Chief Executive Officer with incentive compensation for 2003 of $80,000 and to increase his salary for 2004 to $525,000. The Committee also awarded incentive compensation for 2003 and raises for 2004 to the other Named Executive Officers.

      The Committee believes that the foregoing combination of base salaries, incentive bonuses, and stock options provides appropriate levels of compensation to retain and attract qualified senior management and the proper incentives to achieve significant improvement in both Helix's short-term and long-term financial performance.

      By the Human Resources and Compensation Committee,
      Dr. Robert H. Hayes, (Chair)
      Dr. Marvin G. Schorr
      Dr. Mark S. Wrighton

Employment Agreements

      In November 2003, we amended and restated the employment agreement originally entered into in February 1999 with Mr. Lepofsky that runs through February 2007. The agreement establishes a minimum annual salary that may be increased by the Board of Directors from time to time; however, if increased, it may not be reduced again except as part of a general reduction of all executive salaries. The base salary level was set at $390,000 in the 1999 agreement. The agreement provides for additional incentive compensation in the sole discretion of the Board of Directors and provides that Mr. Lepofsky is entitled to participate in all benefit plans made available generally to executive officers. The agreement included a nonqualified stock option granting to Mr. Lepofsky the right to purchase up to 200,000 shares of our common stock at an option price of $20.8125 per share. This option was granted under the Equity Incentive Plan and is exercisable in eight annual installments of 25,000 shares each, beginning in February 2000.

      The agreement provides for certain benefits in the event of involuntary termination of Mr. Lepofsky's employment without cause or in the event Mr. Lepofsky terminates his employment following a change of control of the company as defined in the agreement. In the event of his involuntary termination without cause, or in the event of his voluntary termination following a change of control of the company, Mr. Lepofsky would be entitled to receive base salary continuance through February 2007, or for two years, whichever period is shorter. In the event of a change of control of the company, if Mr. Lepofsky terminates his agreement or is terminated without cause, all remaining installments of his 200,000-share stock option would become exercisable. In the event of the involuntary termination of Mr. Lepofsky's employment not for cause and prior to a change in control, up to three remaining unvested 25,000-share installments of his 200,000-share stock option would become exercisable. In the event that Mr. Lepofsky is involuntary terminated without cause on or prior to the third anniversary of a change in control of the company, he will receive a lump sum severance payment equal to three times the sum of his (i) annual base salary at the date of termination or in effect immediately prior to the change in control, whichever is greater, and (ii) average incentive compensation for the last three annual periods prior to the date of termination or immediately prior to the change in control, whichever is greater.

      Any compensation payable to Mr. Lepofsky contingent upon a change of control which qualifies as a parachute payment under Section 280G of the Internal Revenue Code, as amended, shall be limited to the maximum amount that may be paid to him without any part of all of such compensation being deemed an excess parachute payment under that Section. Based on his current base salary and agreement, Mr. Lepofsky could receive a maximum (as described above) of $1,552,615 under this severance arrangement.

      In June 2003 we entered into an employment agreement with Mr. Zager, and in 2002 we entered into employment agreements with Mr. Anastasi (August
2002), Mr. Jalbert (November 2002) and Mr. Gentilcore (December 2002). Each of these agreements terminates on the respective executive's normal retirement date, unless earlier terminated by us with or without cause (as defined in the applicable agreement) or by the executive with or without good reason (as defined in the applicable agreement). Each agreement provides for an initial base salary per year (Mr. Anastasi: $260,000; Mr.
Zager: $240,000; Mr. Jalbert: $190,000; and Mr. Gentilcore: $300,000),
reviewed annually beginning January 1, 2003, (which base salaries may not be decreased except in conjunction with a general reduction of executive salaries), an annual cash performance bonus determined in the discretion of our Human Resources and Compensation Committee, awards from time to time of stock options under the Equity Incentive Plan, also at the discretion of our Human Resources and Compensation Committee, and reimbursement of expenses. The agreements also provide for each executive's participation in our Supplemental Key Executive Retirement Plan and in any other profit-sharing, retirement, group life insurance or other insurance or medical expense plan maintained by us for our senior executives generally.

      In the event Messrs. Anastasi, Jalbert, Zager or Gentilcore is terminated by us for cause, voluntarily terminates the agreement without good reason, or reaches his normal retirement date (upon which the agreement automatically terminates), he would be entitled to any then-accrued base salary, reimbursement of then-accrued expenses and any other or additional benefits to the extent required by any of our then-applicable benefit plans or programs. In the event any one of these executives is terminated by us without cause, he would be entitled to his then-accrued base salary, a pro-rated bonus, any amounts payable pursuant to our Supplemental Retirement Plan and reimbursement of any then-accrued expenses. The executive would also be entitled to continued base salary payments, bonus payments and all other benefits otherwise payable under the agreement for 12 months if the date of termination occurs at least one year after the executive's date of hire or for 24 months if the date of termination is at least five years after the executive's date of hire, subject to certain offsets in the event the executive obtains other employment during the period. The executive's vested options would remain exercisable for up to one year after termination. In the event Messrs. Anastasi, Jalbert, Zager or Gentilcore terminates his agreement for good reason, he would be entitled to the same payments and benefits as if he had been terminated by us without cause, plus any unvested options that would have become exercisable during the two-year period after the executive's termination date would become exercisable as of the termination date.

      Each agreement also requires us to indemnify the applicable executive and in certain circumstances to reimburse such executive's costs and expenses (including legal fees) associated with a dispute arising under the applicable agreement. Each agreement imposes certain non-competition and confidentiality obligations in our favor upon the applicable executive.

Retirement Program

      The following table sets forth estimated combined annual benefits under our Pension Plan and our Supplemental Key Executive Retirement Plan
(SERP), on a straight-life annuity basis, to persons in specified compensation and years-of-service categories, as if they had retired at age 65 at December 31, 2003.

                             Pension Plan Table


                                       Estimated Annual Pension
      Average                         (Including SERP Benefits)
Annual Compensation              Based on Years of Service Indicated
on which Retirement    --------------------------------------------------------
 Benefits Are Based       10          15          20          25          30
-------------------    --------    --------    --------    --------    --------

     $200,000          $ 31,027    $ 47,741    $ 64,132    $ 80,993    $ 80,993
      250,000            40,433      61,325      81,815     101,863     101,863
      300,000            50,423      75,820     100,447     124,505     124,505
      350,000            60,423      90,820     119,896     147,963     147,963
      400,000            70,423     105,820     139,345     171,421     171,421
      450,000            80,423     120,820     158,793     194,879     194,879
      500,000            90,423     135,820     178,242     218,337     218,337
      550,000           100,423     150,820     197,691     241,796     241,796

Pension Plan

      We maintain a noncontributory qualified Pension Plan for the benefit of our employees, including the individuals named in the Summary Compensation Table. Employees who are at least 21 years of age with one year of service are eligible for this plan. Contributions to the plan, which is a defined benefit plan, are not included in the Summary Compensation Table because such contributions are made on an actuarial basis and cannot be separately calculated. We recognized pension expense of $2,110,000 for 2003.

      Compensation covered by the plan includes salary but excludes bonuses or incentive awards, if any. Benefits under the plan as set forth in the table above are determined on a straight-life annuity basis, based upon years of participation completed after December 31, 1978, and highest consecutive 60-month average compensation during the last 120 months of employment and are integrated with Social Security benefits. As of December 31, 2003, Messrs. Lepofsky, Anastasi and Jalbert each had accrued 25 years of benefit service under the plan. Mr. Gentilcore had accrued five years of benefit service, including four years from prior employment with us. Mr. Zager had accrued one year of benefit service.

      In 1992, we adopted a Supplemental Key Executive Retirement plan
(SERP) that is designed to supplement benefits paid to certain participants under tax-qualified retirement plans funded by us, which benefits are otherwise limited with respect to highly paid employees by the Internal Revenue Code. In general, the SERP provides that participants with 25 or more years of service who have reached the age of 65 at the time of retirement will receive a supplemental annual pension from us equal to 50 percent of the greater of such participant's (i) average compensation (as described under "Pension Plan" above) or (ii) actual compensation during the 12 months prior to retirement, less all retirement benefits provided by us. Benefits under the SERP are reduced for participants with less than 25 years of service. We recorded additional retirement costs of $283,000 in connection with the SERP in 2003.

      In 1999, we adopted a nonqualified Supplemental Benefit Plan intended to provide for the payment of additional retirement benefits to certain key employees whose Pension Plan retirement benefits would exceed amounts permitted under the Internal Revenue Code. The supplemental unfunded benefit is equal to the amount of any benefit that would have been payable under the qualified retirement plan, but for the limitations under the Internal Revenue Code. Benefits earned under the Supplemental Benefit Plan are also subject to offset per the provisions of any benefits earned under the Supplemental Key Executive Retirement Plan.

                 STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      Set forth below is a line graph comparing the change in the cumulative total stockholder return of our common stock against the change in the cumulative total return of the Standard & Poor's Technology Sector Composite Index and the Nasdaq Composite Index for the period of five years ended December 31, 2003. Management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock performance.

              Comparison of Five-Year Cumulative Total Return *
           Among Helix Technology Corporation, Nasdaq (U.S.) Index
                  and S&P Technology Sector Composite Index


[GRAPH}


* Assumes the value of the investment in Helix Technology Corporation and each index was $100 on December 31, 1998, and that all dividends were reinvested.

                           Cumulative Total Return


                   12/98     12/99     12/00     12/01    12/02     12/03
                   -----     -----     -----     -----    -----     -----

Helix               100     351.47    188.03    182.20    92.07    171.44
Nasdaq U.S.         100     185.43    111.83     88.76    61.37     91.75
S&P Tech Sector     100     178.74    105.63     78.31    49.01     72.16

                                 PROPOSAL 2
               APPROVAL OF AMENDMENTS TO EQUITY INCENTIVE PLAN

      The Board of Directors is seeking stockholder approval of changes to our Equity Incentive Plan that are intended to permit more effective performance measures for equity compensation, reduce the expense of equity compensation reported on our financial statements should equity compensation expensing become mandatory, reduce the administrative costs of plan administration, permit improved tax treatment for employees who receive equity compensation, and help us continue to attract highly qualified directors.

      As described in more detail below, the changes to the Equity Incentive Plan include authority to set performance criteria for receipt of awards and permit the issuance of restricted stock units. We also propose to issue any future equity compensation to non-employee directors under the Equity Incentive Plan, rather than under the current Directors' Plan. The shares remaining in the Directors' Plan that were previously authorized by the stockholders would be issuable under the Equity Incentive Plan, but we are not otherwise seeking an increase in the number of shares issuable under the Equity Incentive Plan.

The Current Plans

      We have relied on the Equity Incentive Plan since 1996 as an important tool to attract and retain key employees and consultants, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in our long-term growth. Of our approximately 492 full-time employees, approximately 41 key employees are participating in the Equity Incentive Plan, which is administered by a committee of not less than three members of the Board of Directors (the "Committee"), currently the Human Resources and Compensation Committee. In addition, we have granted stock options to non-employee directors under the Directors' Plan, the purpose of which is to attract and retain the services of experienced and knowledgeable directors and to provide incentives for such directors to continue to serve the best interests of Helix and our stockholders through share ownership. All non-employee directors currently participate in the Directors' Plan.

Summary of Proposed Changes

      The following are the principal changes to the Equity Incentive Plan approved by the Board of Directors:

      * The Committee will be explicitly authorized to set performance goals to be satisfied before options could become exercisable or other awards could be earned. To the extent that an award is made to any of the five highest-paid executive officers, the Committee may subject the award to performance conditions based upon the list of business criteria specified under "U.S. Federal Income Tax Consequences Relating to Awards" below for purposes of preserving our tax deduction associated with such awards.

      * The types of awards available under the Equity Incentive Plan will be expanded to include restricted stock units, which are described under "Description of Awards" below.

      * The Equity Incentive Plan will prohibit the repricing of stock options without further stockholder approval.

      * No new options will be granted under the Directors' Plan. The shares remaining under that plan will become issuable under the Equity Incentive Plan, and non-employee directors will become eligible to participate in the Equity Incentive Plan. All currently outstanding director options will be unaffected.

      * The Equity Incentive Plan will have a term of ten years from the date of stockholder approval, unless subsequently extended by stockholder approval or terminated earlier by the Board.

      * The Equity Incentive Plan will prohibit the grant of so-called "reload" stock options under which replacement options are automatically granted upon the exercise of the original option.

      *     No options will have a term exceeding 10 years.

      * Awards will be subject to a minimum three-year vesting schedule with exceptions in the discretion of the Committee for retirement, death, disability, termination by us, change of control, grants to consultants, directors, or new-hires, awards in lieu of cash compensation, and performance vesting.

      * Several plan provisions would be made clearer (e.g., (i) the use of so-called "cashless" or "broker-assisted" option exercises, (ii) awards will not be transferable during a participant's lifetime unless he becomes incapacitated or the Committee otherwise provides, (iii) unless the Committee provides otherwise, a participant's employment or service with his employer will be deemed terminated if the subsidiary is sold or otherwise ceases to be an affiliate of ours, and (iv) clearer authority for the Committee to set terms that improve the tax treatment of awards for foreign nationals).

      A copy of the amended and restated Equity Incentive Plan is included as Appendix I to this proxy statement. The foregoing summary is qualified in its entirety by reference to the full text of the amended and restated Equity Incentive Plan.

Reasons for the Changes

      The Board recommends that our stockholders approve the amendments to the Equity Incentive Plan for the following reasons:

      * The Board believes that it is important to provide the Committee with the flexibility to set performance goals for options to become exercisable or other awards earned so that it has another tool to effectively tie employee rewards to stockholder benefits.

      * Stockholder approval of the business criteria upon which objective performance goals may be established by the Committee would permit us to take tax deductions for performance-based awards to certain executive-level employees under Section 162(m) of the tax code.

      * The rules for accounting for the expense of equity compensation are expected to change in 2005, making it more advantageous to us to use awards other than time-based vested stock options.

      * Employees and directors may be better served from a tax perspective by the grant of restricted stock units in the U.S. and abroad.

      * The use of a single plan going forward should reduce administrative costs.

      * The Board believes that by prohibiting option repricing, by prohibiting the grant of reload options, and by mandating a minimum vesting schedule it has better aligned the future operation of the Equity Incentive Plan with stockholders' interests.

      * The Board believes that we will be better able to attract prospective outside directors and retain current directors if the Board has the same authority for these awards as it has for others. However, the Human Resources and Compensation Committee and the Board intend to continue the practice of using the same equity awards for all outside directors and not using any type or level of award for one outside director that is different from those for other outside directors.

Description of Awards

      The amended Equity Incentive Plan provides for the following four basic types of awards:

      Restricted Stock. The Committee may grant shares of Common Stock that are only earned if specified conditions, such as completing a term of employment or satisfying pre-established performance goals, are met and that are otherwise subject to forfeiture.

      Restricted Stock Units. The Committee may grant the right to receive shares of Common Stock in the future, also based on meeting specified conditions and subject to forfeiture. These awards are to be made in the form of "units," each representing the equivalent of one share of Common Stock, although they may be settled in either cash or stock. Restricted stock unit awards represent an unfunded and unsecured obligation by us. In the discretion of the Committee, units may be awarded with rights to the payment of dividend equivalents.

      Stock Options. The Committee may grant options to purchase shares of Common Stock that are either incentive stock options (ISOs) eligible for the special tax treatment described below, or nonstatutory stock options. No option may have an exercise price that is less than the fair market value of the Common Stock on the date of grant or a term of more than ten years. An option may be exercised by the payment of the option price in cash or with such other lawful consideration as the Committee may determine, including by delivery or attestation of ownership of shares of Common Stock valued at their fair market value on the date of delivery, and for consideration received by us under a broker-assisted cashless exercise program.

      Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights (SARs), where the participant receives cash, shares of Common Stock, or other property, or a combination thereof, as determined by the Committee, equal in value to the difference between the exercise price of the SAR and the fair market value of the Common Stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SAR is exercised. The exercise price of an SAR may not be less than the fair market value of the Common Stock on the date of grant or in the case of a tandem SAR, the exercise price of the related option.

      The Committee will determine which eligible employees, consultants, and directors will receive awards under the Equity Incentive Plan. Awards may contain such terms and conditions consistent with the Plan as the Committee in its discretion approves. In setting the terms of each award, except as noted above, the Committee has full discretion to determine the number of shares or units subject to the award, the exercise price or other consideration, if any, to be paid by the participant, the term and exercise period of each option granted, the conditions under which and the time or times at which an option becomes exercisable or under which the option, shares or units may be forfeited to us, and the other terms and conditions of the award. The Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of Helix. The terms and conditions of awards need not be the same for each participant. In general, the Committee has discretion to administer the Equity Incentive Plan in the manner that it determines, from time to time, is in our best interest. The Committee has not granted any SARs, restricted stock, or restricted stock units under the Equity Incentive Plan.

      The maximum aggregate number of shares that may be granted to an Equity Incentive Plan participant in any calendar year is 200,000 shares, subject to adjustment for changes in capitalization. With respect to any performance-based award settled in cash, no more than $5,000,000 may be paid to any one individual with respect to each year of a performance period. Incorporation of these limits are intended to qualify awards as performance-based compensation that is not subject to the $1 million limit on the federal income tax deduction we may take for compensation paid to certain senior officers.

Shares Available for Issuance under the Plan

      Our stockholders have authorized a total of 1,800,000 shares of Common Stock for issuance under the Equity Incentive Plan. Since 1996, we have granted options to purchase 1,123,000 shares, of which options to purchase 264,000 shares were subsequently cancelled on termination of employment or otherwise and returned to the Equity Incentive Plan. As of March 8, 2004, under the Equity Incentive Plan, options to purchase 179,125 shares have been exercised, options to purchase 679,875 shares were outstanding, and 941,000 shares remain available for future awards. The stockholders have approved a total of 200,000 shares of Common Stock for issuance under the Directors' Plan. Since 1996, we have granted options to purchase 126,000 shares, of which 34,000 options were subsequently cancelled on termination of service or otherwise and returned to the Directors' Plan. As of March 8, 2004, under the Directors' Plan, options to purchase 50,000 shares have been exercised, options to purchase 42,000 shares were outstanding, and 108,000 shares remain available for future awards. The 108,000 shares available for future awards in the Directors' Plan would become issuable under the amended and restated Equity Incentive Plan as described above. Outstanding options under the Directors' Plan would be unaffected by the amended and restated Equity Incentive Plan. The number and kind of shares that may be issued under the Equity Incentive Plan are subject to adjustment to reflect stock dividends, recapitalizations, or other changes affecting the Common Stock. If any award expires, or is terminated unexercised, or is forfeited or settled in cash or in a manner that results in fewer shares outstanding than were initially awarded, the shares that would have been issuable will again be available for award under the plan.

Amendment and Term of Plan

      The Board may amend the Equity Incentive Plan subject to any stockholder approval required to comply with any applicable tax or regulatory requirement. Subject to the special limitations on the repricing of stock options, the Committee has authority to amend outstanding awards, including changing the date of exercise and converting an incentive stock option to a nonstatutory option, if the Committee determines that such action would not materially and adversely affect the participant or the action is specifically permitted by the Equity Incentive Plan.

      Unless terminated earlier by the Board or extended by subsequent approval of our stockholders, the term of the Plan will expire on April 28, 2014.

U.S. Federal Income Tax Consequences Relating to Awards

      Incentive Stock Options. An optionee does not realize taxable income for regular tax purposes upon the grant or exercise of an ISO under the Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction is allowed to us for federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee in the year of option exercise. Under current tax laws, the optionee would pay the greater of the regular tax liability or the alternative minimum tax liability. In certain circumstances, optionees may recover all or substantially all of the alternative minimum tax liability created due to the exercise of an ISO in later tax years, including the year of sale of the shares. If shares of Common Stock acquired upon the exercise of an ISO are disposed of before the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) we are entitled to deduct such amount. Any further gain realized is taxed as a short- or long-term capital gain and does not result in any deduction to us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

      Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and (b) we receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short- or long-term capital gain or loss and will not result in any further deduction by us.

      Restricted Stock. Generally, a recipient will be taxed at the time the conditions to earning the award are met. The excess of the fair market value of the shares at that time over the amount paid, if any, by the recipient for the shares will be treated as ordinary income. The recipient may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. In either case, we receive a tax deduction for the amount reported as ordinary income to the recipient. Upon disposition of the shares, any appreciation or depreciation after the taxable event is treated as a short- or long-term capital gain or loss and will not result in any further deduction by us.

      Restricted Stock Units. A recipient does not realize taxable income upon the grant or vesting of a restricted stock unit. The recipient must include as ordinary income when an award is settled an amount equal to the excess of the fair market value of the shares (or the amount of cash) distributed to settle the award. We receive a corresponding tax deduction at the time of settlement. If the award is settled in shares, then any subsequent appreciation or depreciation is treated as short- or long-term capital gain or loss and will not result in any further deduction by us.

      Internal Revenue Code Section 162(m). United States tax laws generally do not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the chief executive officer and the next four highest paid executive officers (each, a "covered employee") unless the compensation is "performance-based" as defined in the Section 162(m) of the tax code. Stock options and SARs granted under an equity compensation plan are performance-based compensation if (i) stockholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (ii) any stock options or SARs are granted by a committee consisting solely of outside directors, and (iii) the stock options or SARs have an exercise price that is not less than the fair value of common stock on the date of grant.

      The Committee has designed the Equity Incentive Plan with the intention of satisfying Section 162(m) with respect to stock options and SARs granted to covered employees.

      In the case of restricted stock and restricted stock units, Section 162(m) requires that the general business criteria of any performance goals that are established by the Committee be approved and periodically reapproved by stockholders (generally, every five years) in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Committee.

      The Committee has approved the following list of business criteria upon which it may establish performance goals for deductible performance-based awards made to covered persons: (1) increases in the price of the Common Stock, (2) market share, (3) sales, (4) revenue, (5) return on equity, assets, or capital, (6) economic profit (economic value added), (7) total shareholder return, (8) costs, (9) expenses, (10) margins, (11) earnings or earnings per share, (12) cash flow, (13) customer satisfaction,
(14) operating profit, (15) research and development, (16) product development, (17) manufacturing, or (18) any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices. Performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit in which the participant works, or on our performance generally. The Committee has the authority to reduce (but not to increase) the amount payable at any given level of performance to take into account factors that the Committee may deem relevant.

      In connection with the approval of the Equity Incentive Plan as amended and restated, we are seeking stockholder approval of the Committee's right to develop performance goals based upon the above business criteria for future awards to covered employees. Stockholder approval of these business criteria will enable us to realize a full income tax deduction for awards under the plan where the deduction would otherwise be restricted by Section 162(m) of the tax code.

Option Grants

      Under the Equity Incentive Plan to date, we have granted stock options to purchase shares of Common Stock in the following amounts: (i) to Robert J. Lepofsky, 220,000 shares, (ii) to James Gentilcore, 82,000 shares, (iii) to Jay Zager, 65,000 shares, (iv) to Robert E. Anastasi, 105,000 shares, (v) to Mark E. Jalbert, 38,500 shares and (vi) to all current executive officers as a group (five persons), 510,500 shares, and
(vii) and to all other employees as a group, 612,500 shares. No one other than those executive officers mentioned herein has been granted more than 5% of the options granted under the Equity Incentive Plan. Grants under the Directors' Plan have been made as described above under "Election of Directors - Director Compensation."

Outstanding Options

      The following table sets out the status of securities authorized for issuance under equity compensation plans at December 31, 2003.


                                                                                     Common shares available
                                                                                    for future issuance under
                                   Common shares to be        Weighted-average         equity compensation
                                 issued upon exercise of     exercise price of           plans (excluding
                                  outstanding options,      outstanding options,     securities reflected in
Plan Category                      warrants and rights      warrants and rights     column (a) at end of year)
--------------------------------------------------------------------------------------------------------------
                                           (a)                      (b)                        (c)

Equity compensation plans
 approved by stockholders:

Equity Incentive Plan                  714,750(1)                 $18.4439                    935,500

Stock Option Plan for Non-
 Employee Directors                     42,000                    $18.195                     108,000
--------------------------------------------------------------------------------------------------------------
Subtotal                               756,750                                              1,043,500
--------------------------------------------------------------------------------------------------------------
Equity compensation plans not
 approved by stockholders                    -                          -                           -
--------------------------------------------------------------------------------------------------------------
Total                                  756,750                                              1,043,500
--------------------------------------------------------------------------------------------------------------

<F1>  Includes options to purchase 20,000 shares that remain outstanding from a predecessor equity compensation plan that has been terminated.

      The closing price of the Common Stock on the Nasdaq Stock Market on March 8, 2004, was $24.14.

Vote Required

      Approval of the amendment and restatement of the Equity Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the annual meeting. Broker non-votes will not be counted as present or represented for this purpose and accordingly will have no effect on the outcome. Abstentions will be counted as present and entitled to vote and accordingly will have the effect of negative votes.

      The Board of Directors recommends that stockholders vote FOR the amendments to the Equity Incentive Plan.

                           ADDITIONAL INFORMATION

Other Matters

      Management does not know of any matters to be presented to the meeting other than as described above. If any other matters properly come before the meeting and discretionary voting authority can be exercised, it is intended that the holders of the proxies will vote the proxies upon those matters in accordance with their best judgment.

Stockholder Proposals

      We must receive any stockholder proposal intended to be included in our proxy materials for the 2005 Annual Meeting of Stockholders no later than November 19, 2004. We must receive any stockholder proposals intended to be presented at such meeting in 2005 not later than February 3, 2005. Any proposal received after February 3, 2005, will be untimely and our management proxies will be permitted to use their discretionary voting authority when the proposal is raised at the 2005 Annual Meeting of Stockholders, without having advised stockholders of the proposal in the proxy statement for that meeting.

Expenses of Solicitation

      The cost of preparing, assembling, and mailing proxy materials and any other costs of soliciting proxies will be borne by us. In addition to solicitation by use of the mails, we may request brokers and banks to forward copies of proxy materials to persons for whom they hold common stock and to obtain authority for the execution and delivery of proxies. Several of our officers and employees may request the return of the proxies by telephone, facsimile, and personal interview.

      Copies of our Annual Report on Form 10-K for the year ended December 31, 2003, may be obtained by stockholders without charge upon written request addressed to Investor Relations, Helix Technology Corporation, Mansfield Corporate Center, Nine Hampshire Street, Mansfield, Massachusetts 02048-9171, or by visiting the Investors section of our website, www.helixtechnology.com.

Householding of Annual Meeting Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number:
Investor Relations, Helix Technology Corporation, Mansfield Corporate Center, Nine Hampshire Street, Mansfield, Massachusetts 02048-9171, telephone: 508-337-5111. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

                                       Beverly L. Couturier
                                       Corporate Secretary

March 23, 2004

                                                                 APPENDIX I

                        HELIX TECHNOLOGY CORPORATION

                         1996 EQUITY INCENTIVE PLAN

                          (As Amended and Restated)


1.    Purpose and History

The purpose of the Helix Technology Corporation 1996 Equity Incentive Plan (the "Plan") as amended and restated is to attract and retain key employees, consultants, and directors of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

The Plan was originally established in 1996, and is hereby being amended and restated. The Company has also maintained the Helix Technology Corporation Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). As part of this amendment and restatement of the Plan, the non-employee directors of the Company shall become eligible to participate in this Plan, any remaining shares of Common Stock available for grant under the Directors' Plan shall become available for issue under this Plan, and upon approval of the stockholders of this amendment and restatement no further options shall be granted under the Directors' Plan. Any options that are outstanding under the Directors' Plan as of the date of stockholder approval of this amendment and restatement shall continue to be governed by the terms of the Directors' Plan and the relevant grant agreements except as otherwise specifically provided in this Plan.

2.    Definitions

"Affiliate" means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

"Award" means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Foreign National Award granted under the Plan.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

"Committee" means one or more committees each comprised of not less than three members of the Board appointed by the Board to administer the Plan or a specified portion thereof. If a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a "disinterested person" or the equivalent within the meaning of applicable Rule 16b-3 under the Exchange Act or an "outside director" or the equivalent within the meaning of Section 162(m) of the Code, respectively.

"Common Stock" or "Stock" means the Common Stock, $1.00 par value, of the Company.

"Company" means Helix Technology Corporation.

"Covered Employee" means a "covered employee" within the meaning of Section 162(m) of the Code.

"Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, "Designated
Beneficiary" means the Participant's estate.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

"Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

"Foreign National Award" - See Section 9(i).

"Incentive Stock Option" - See Section 6(a).

"Nonstatutory Stock Option" - See Section 6(a).

"Option" - See Section 6(a).

"Participant" means a person selected by the Committee to receive an Award under the Plan.

"Performance Goals" means with respect to any Performance Period, one or more objective performance goals based on one or more of the following objective criteria established by the Committee prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period as shall meet the requirements to be considered "pre-established performance goals" for purposes of Code Section 162(m): (i) increases in the price of the Common stock, (ii) market share, (iii) sales,
(iv) revenue, (v) return on equity, assets, or capital, (vi) economic profit (economic value added), (vii) total shareholder return, (viii) costs, (ix) expenses, (x) margins, (xi) earnings or earnings per share,
(xii) cash flow, (xiii) customer satisfaction, (xiv) operating profit, (xv) research and development, (xvi) product development, (xvii) manufacturing, or (xviii) any combination of the foregoing, including without limitation, goals based on any of such measures relative to appropriate peer groups or market indices. Such Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

"Performance Period" means the period of service designated by the Committee applicable to an Award subject to Section 9(l) during which the Performance Goals will be measured.

"Reporting Person" means a person subject to Section 16 of the Exchange
Act.

"Restricted Period" - See Section 8(a).

"Restricted Stock" - See Section 8(a).

"Restricted Stock Unit" - See Section 8(c)

"Stock Appreciation Right" or "SAR" - See Section 7(a).

3.    Administration

The Plan shall be administered by the Committee. The Committee shall determine which eligible employees, consultants, and directors will receive Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Award agreement, and to remedy any ambiguities or inconsistencies therein. The Committee's decisions shall be subject to final ratification by the full Board. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not subject to Section 16 of the Exchange Act and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant, and such other features of the Awards as required by applicable law.

4.    Eligibility

All employees and, in the case of Awards other than Incentive Stock Options under Section 6, directors and consultants of the Company or any Affiliate, capable of contributing significantly to the successful performance of the Company, are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to eligible employees of the Company or its Affiliates.

5.    Stock Available for Awards

(a) Amount. Subject to adjustment under Section 5(b), Awards may be made under the Plan for up to 1,800,000 shares of Common Stock, together with all shares of Common Stock available for issue under the Directors' Plan as of the date of the approval of this amendment and restatement by the Company's stockholders. If any Award (including any grant under the Directors' Plan) expires or is terminated unexercised, or is forfeited or settled in cash or in a manner that results in fewer shares outstanding than were awarded, then the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the exercise price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

(c) Limit on Individual Grants. The maximum number of shares of Common Stock subject to all Awards that may be granted under this Plan to any Participant in the aggregate in any calendar year shall not exceed 200,000 shares, subject to adjustment under subsection (b). With respect to any Award settled in cash that is intended to satisfy the requirements for "performance-based compensation" (within the meaning of Section 162(m)(4)(C) of the Code), no more than $5,000,000 may be paid to any one individual with respect to each year of a Performance Period.

6.    Stock Options

(a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options ("Options") to purchase shares of Common Stock
(i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder ("Incentive Stock Options"), and (ii) not intended to comply with such requirements ("Nonstatutory Stock Options"). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant.

(b) Terms and Conditions. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter; provided that (i) no Option shall be exercisable after the expiration of ten years from the date the Option is granted, and (ii) no Option may be granted with a reload feature which provides for an automatic grant of additional or replacement options upon the exercise of an Option. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable securities laws, as it considers necessary or advisable.

(c) Payment. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or to the extent permitted by the Committee at or after the grant of the Option, pursuant to any of the following methods: (i) by actual delivery or attestation of ownership of shares of Common Stock owned by the Participant, including vested Restricted Stock, (ii) by retaining shares of Common Stock otherwise issuable pursuant to the Option, (iii) for consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company, or (iv) for such other lawful consideration as the Committee may determine.

7.    Stock Appreciation Rights

(a) Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price ("Stock Appreciation Rights" or "SARs") in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property.

(b) Exercise Price. The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. An SAR granted in tandem with an Option shall have an exercise price not less than the exercise price of the related Option. An SAR granted alone and unrelated to an Option may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of the grant.

(c) Limited SARs. An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a change in control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during a specified period immediately preceding the occurrence of the change in control in any transaction reported in the stock market in which the Common Stock is normally traded.

8.    Restricted Stock and Restricted Stock Units

(a) Grant of Restricted Stock. Subject to the provisions of the Plan, the Committee may grant shares of Common Stock subject to forfeiture
("Restricted Stock") and determine the duration of the period (the "Restricted Period") during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

(b) Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant's Designated Beneficiary.

(c) Restricted Stock Units. Subject to the provisions of the Plan, the Committee may grant the right to receive in the future shares of Common Stock subject to forfeiture ("Restricted Stock Units") and determine the duration of the Restricted Period during which, and the conditions under which, the Award may be forfeited to the Company and the other terms and conditions of such Awards. Restricted Stock Unit Awards shall constitute an unfunded and unsecured obligation of the Company, and shall be settled in shares of Common Stock or cash, as determined by the Committee at the time of grant or thereafter. Such Awards shall be made in the form of "units" with each unit representing the equivalent of one share of Common Stock.

9.    General Provisions Applicable to Awards

(a) Transferability. Except as otherwise provided in this Section 9(a), an Award (i) shall not be transferable other than as designated by the Participant by will or by the laws of descent and distribution, and (ii) may be exercised during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative. In the discretion of the Committee, any Award may be transferable upon such terms and conditions and to such extent as the Committee determines at or after grant, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code.

(b) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

(c) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. In addition to the authority granted to the Committee in Section 9(l) to make Awards to Covered Employees which qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, the Company may grant Awards subject to such performance conditions (including performance-based vesting) as it shall determine in its discretion. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(d) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

(e) Termination of Employment or Service. The Committee shall determine and set forth in the grant agreement evidencing the Award the effect on an Award of the disability, death, retirement or other termination of employment or service of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder. Unless the Committee provides otherwise in any case, a Participant's employment or service shall have terminated for purposes of this Plan at the time the entity by which the Participant is employed or to which the Participant renders service ceases to be an Affiliate of the Company.

(f) Change in Control. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company as defined by the Committee (a "Change in Control"), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the Change in Control,
(iii) adjust the terms of the Award in a manner determined by the Committee to reflect the Change in Control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

(g) Loans. The Committee may not authorize the making of loans to Participants in connection with the grant or exercise of any Award under the Plan.

(h) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(i) Foreign National Awards. Notwithstanding anything to the contrary contained in this Plan, Awards may be made to Participants who are foreign nationals or employed or performing services outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(j) Amendment of Award. Except as provided in Section 9(k), the Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless (i) the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the action is permitted by the terms of the Plan.

(k) No Repricing of Options. Notwithstanding anything to the contrary in the Plan, the Company shall not engage in any repricing of Options granted under this Plan (including those granted under the Directors' Plan) without further stockholder approval. For this purpose, the term "repricing" shall mean any of the following or other action that has the same effect: (i) lowering the exercise price of an Option after it is granted, (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) canceling an Option at a time when its exercise price exceeds the fair market value of the underlying stock in exchange for another Option, Restricted Stock, or other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.

(l) Code Section 162(m) Provisions. If the Committee determines at the time an Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that the Participant's right to receive cash, Shares, or other property pursuant to such Award shall be subject to the satisfaction of Performance Goals during a Performance Period. Prior to the payment of any Award subject to this Section 9(l), the Committee shall certify in writing that the Performance Goals and other material terms applicable to such Award were satisfied. Notwithstanding the attainment of Performance Goals by a Covered Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 9(l) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of
Section 162(m) of the Code.

(m) Minimum Vesting Requirements. Each Stock Option and SAR granted under the Plan shall vest in accordance with a schedule which does not permit more than one-third of each such Award to vest on each of the three succeeding anniversaries of the date of grant of the Award. Each Award of Restricted Stock or Restricted Stock Units shall vest in accordance with a schedule which does not permit such Award to vest prior to the third anniversary of the date of grant of the Award. These minimum vesting requirements shall not, however, preclude the Committee from exercising its discretion to (i) accelerate the vesting of any Award upon retirement, termination of employment by the Company, death or disability, (ii) accelerate the vesting of an Award in accordance with Section 9(f), (iii) establish a shorter vesting shedule for consultants, directors, or newly-hired employees, (iv) establish a shorter vesting schedule for Awards that are granted in exchange for or in lieu of the right to receive the payment of an equivalent amount of salary, bonus, or other cash compensation, or
(v) establish a performance-based vesting schedule in accordance with
Section 9(c) or Section 9(l).

10.   Miscellaneous

(a) No Right To Employment. No person shall have any claim or right to be granted an Award. Neither the Plan nor any Award hereunder shall be deemed to give any employee the right to continued employment or service or to limit the right of the Company to discharge any Participant at any time.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c) Effective Date. Subject to the approval of the stockholders of the Company, the amendment and restatement of the Plan shall be effective on March 16, 2004.

(d) Amendment and Term of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement. Unless terminated earlier by the Board, or extended by subsequent approval of the Company's stockholders, the term of the Plan shall expire on April 28, 2014, and no further Awards shall be made thereafter.

(e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.


This Plan, as amended and restated, was approved by the Board of Directors on March 16, 2004.


This Plan, as amended and restated, was approved by the stockholders on April ___, 2004.

                                                                  HLX-PS-04

                                 DETACH HERE

                                    PROXY

                        HELIX TECHNOLOGY CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert J. Lepofsky and Beverly L. Couturier and each of them as Proxies of the undersigned, each with the power to appoint a substitute, and hereby authorizes each of them to represent the undersigned at the Annual Meeting of Stockholders to be held on April 28, 2004, or any adjournment thereof, and there to vote all the shares of Helix Technology Corporation held of record by the undersigned on March 8, 2004, as directed on the reverse side hereof. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR APPROVAL OF THE AMENDMENTS TO THE 1996 EQUITY INCENTIVE PLAN. If any nominee for Director is unable or unwilling to serve, the shares represented hereby will be voted for another person in accordance with the judgment of the Proxies named herein.

In addition, in their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

SEE REVERSE  (IMPORTANT-TO BE SIGNED AND DATED ON REVERSE SIDE)     SEE REVERSE
   SIDE                                                                SIDE

HELIX TECHNOLOGY CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDIOSN, NJ 08818-8694

                            --------------------
                           |                    |
                           |                    |
                           |                    |
                            --------------------

              Your vote is important. Please vote immediately.

 ----------------------------------        ---------------------------------
|         Vote-by-Internet         |      | Vote-by-Telephone               |
|                                  |  OR  |                                 |
| Log on to the Internet and go to |      | Call toll-free                  |
| http://www.eproxyvote.com/helx   |      | 1-877-PRX-VOTE (1-877-779-8683) |
 ----------------------------------        ---------------------------------
 If you vote over the Internet or by telephone, please do not mail your card.


          DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

     Please mark
[X]  votes as in
     this example.

1.    Election of Directors.

      Nominees:  (01) Gideon Argov, (02) Frank Gabron, (03) Robert H. Hayes,
                 (04) Robert J. Lepofsky, (05) Marvin G. Schorr,
                 (06) Alfred Woollacott, III, (07) Mark S. Wrighton

                 FOR                             WITHHELD
                 ALL      [ ]                [ ] FROM ALL
                 NOMINEES                        NOMINEES

[ ] _______________________________________
    For all nominees except as noted above.


                                                   FOR     AGAINST     ABSTAIN
2.    Proposal to Approve Amendments to the        [ ]       [ ]         [ ]
      1996 Equity Incentive Plan.


      MARK HERE IF YOU PLAN TO ATTEND THE MEETING                      [ ]

      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                    [ ]


Please sign exactly as your name appears. Joint owners should each sign personally. If acting as attorney, executor, trustee, or in other representative capacity, sign name and title.


Signature: _______________ Date: ______ Signature: _______________ Date: ______